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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number:  333-37081

                      DOSKOCIL MANUFACTURING COMPANY, INC.
             (Exact name of registrant as specified in its charter)

                                   ----------

                             4209 Barnett Boulevard
                             Arlington, Texas 76017
                                 (817) 467-5116
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

          10 1/8% Senior Subordinated Notes, Due September 15, 2007
           (Title of each class of securities covered by this Form)

                                   ----------

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                                   ----------

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)     [ ]        Rule 12h-3(b)(1)(i)    [X]
           Rule 12g-4(a)(1)(ii)    [ ]        Rule 12h-3(b)(1)(ii)   [ ]
           Rule 12g-4(a)(2)(i)     [ ]        Rule 12h-3(b)(2)(i)    [ ]
           Rule 12g-4(a)(2)(ii)    [ ]        Rule 12h-3(b)(2)(ii)   [ ]
                                              Rule 15d-6             [X]

         Approximate number of holders of record as of the certification or notice date: 0
             ---

         Pursuant to the requirements of the Securities Exchange Act of 1934 Doskocil Manufacturing Company, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                       DOSKOCIL MANUFACTURING COMPANY, INC.



Date:  December 21, 2001               By:  /s/ Susan M. Richman
                                          -------------------------------------
                                          Susan M. Richman,
                                          Vice President and Chief Financial
                                          Officer

         POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.